Pricing Supplement Dated August 24, 2000        Rule 424(b)(3)
(To Prospectus dated February 4, 1999 and       File Nos. 333-70187,
Prospectus Supplement dated July 30, 1999)      333-70187-01, 333-
                                                70187-02, 333-70187-
                                                03 and 333-70187-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series D
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: August 24, 2000        Original Issue Date: September 8, 2000
Principal Amount: $25,000,000      Net Proceeds to Issuer: $24,575,000
Issue Price: 98.30%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 1.70%
Interest Rate: 7.75% per annum     Interest Payment Dates:
Maturity Date: September 8, 2015   Semi-Annually on the 8th day of March and
                                   September commencing March 8, 2001
__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity on March 8, 2003 and on any March 8 or September 8 thereafter on 30 calendar days notice.

      Initial Redemption Date: March 8, 2003

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney Inc. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,575,000.


                      Salomon Smith Barney Inc.